Exhibit 23.4

CONSENT OF PROPOSED DIRECTOR NOMINEE

The undersigned hereby consents to being named as an individual proposed to become a director of ProSight Global, Inc., a Delaware corporation (the “Company”), and to the inclusion of his/her biographical and other information in the Company’s registration statement on Form S-1 and in all subsequent amendments and post-effective amendments or supplements thereto (and any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any and all amendments and post-effective amendments or supplements thereto).

Signature:	/s/ Sheila Hooda
Name:	Sheila Hooda
Date:	June 19, 2019